Execution Copy

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT is made as of October     , 2012 by and between CRM MUTUAL FUND TRUST (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (f/k/a PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNY Mellon”).

BACKGROUND:

A.	The Fund and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of August 1, 2005, as amended (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund and BNY Mellon desire to amend the Agreement as set forth below.

C.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	In Section 14 of the Agreement, which sets forth the accounting services to be provided by BNY Mellon, sub-section (xiii) shall be deleted in its entirety and replaced with the following:

“Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines, which, for the avoidance of doubt, includes the value of any securities lending related cash collateral investment accounts as provided to BNY Mellon by a securities lending agent or other source approved by the Fund; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;”

2.	Miscellaneous.

(a)

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, this Amendment shall control.

Execution Copy

(b)	Section 22(e) of the Agreement, which sets forth the governing law, is hereby incorporated by reference into this Amendment and shall apply to this Amendment as if fully set forth herein.

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

CRM MUTUAL FUND TRUST

By:
Name:	Steven Yadegari
Title:	Chief Legal Officer

BNY MELLON INVESTMENT SERVICING (US) INC.
By:
Name:	Jay F. Nusblatt
Title:	Executive Vice President

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